Exhibit 99.1

Myomo Reports Preliminary Fourth Quarter Revenue and Backlog

BOSTON (January 17, 2024) – Myomo, Inc. (NYSE American: MYO) (“Myomo” or the “Company”), a wearable medical robotics company that offers increased functionality for those suffering from neurological disorders and upper-limb paralysis, today announced preliminary revenue and operating metrics for the fourth quarter of 2023.

Revenue for the fourth quarter of 2023 is expected to be in the range of $4.6 million to $4.8 million, an increase of 14% to 19%, compared with the same period a year ago. The Company’s cash balance was approximately $8.7M as of December 31, 2023.

As of January 1, 2024, the Centers for Medicare and Medicaid Services (“CMS”) has formally classified the MyoPro as a brace, which is reimbursed on a lump sum basis. During the fourth quarter, the Company accelerated its efforts to identify and evaluate qualified Medicare Part B patients. As a result, backlog as of December 31, 2023, including Medicare Part B beneficiaries, was approximately 230 patients, an increase of approximately 40% compared with December 31, 2022.

“We’ve begun deliveries of our MyoPro device to Medicare Part B beneficiaries, a patient population we expect to be a significant driver of revenue growth in 2024,” stated Paul R. Gudonis, Myomo’s Chairman and CEO. With this anticipated major increase in our addressable market, our aspiration is to achieve at least $100 million in annual revenues within the next five years.”

MyoPro deliveries to Medicare Part B beneficiaries in the near term are being made under the process of individual consideration, whereby medical records for each patient are expected to be reviewed to determine medical necessity prior to reimbursement. As a result, near-term revenues for Medicare Part B beneficiaries are expected to be recognized upon receipt of payment.

The Company plans to report financial results for the fourth quarter and year ended December 31, 2023 before March 15, 2024.

About Myomo

Myomo, Inc. is a wearable medical robotics company that offers improved arm and hand function for those suffering from neurological disorders and upper-limb paralysis. Myomo develops and markets the MyoPro product line. MyoPro is a powered upper-limb orthosis designed to support the arm and restore function to the weakened or paralyzed arms of certain patients suffering from CVA stroke, brachial plexus injury, traumatic brain or spinal cord injury, ALS or other neuromuscular disease or injury. It is currently the only marketed device that, sensing a patient’s own EMG signals through non-invasive sensors on the arm, can restore an individual’s ability to perform activities of daily living, including feeding themselves, carrying objects and doing household tasks. Many are able to return to work, live independently and reduce their cost of care. Myomo is headquartered in Boston, Massachusetts, with sales and clinical professionals across the U.S. and representatives internationally. For more information, please visit www.myomo.com.

Forward-Looking Statements

This press release contains forward-looking statements regarding the Company’s future business expectations, including expectations for revenue for the fourth quarter of 2023 and within the next five years, and its cash balance and backlog as of December 31, 2023, which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are only predictions and may differ materially from actual results due to a variety of factors.

These factors include, among other things:

•

We have a history of operating losses and our financial statements for the period ended September 30, 2023 include disclosures regarding there being substantial doubt about our ability to continue as a going concern;

•	our ability to obtain sufficient reimbursement from third-party payers for our products, including CMS for Medicare Part B patients;

•	our revenue concentration with a particular insurance payer as a result of focusing our efforts on patients with insurers who have previously reimbursed for the MyoPro;

•	our ability to continue normal operations and patient interactions without supply chain disruption in order to deliver and fit our custom-fabricated device;

•	our marketing and commercialization efforts;

•	our dependence upon external sources for the financing of our operations, to the extent that we do not achieve or maintain cash flow breakeven;

•	our ability to effectively execute our business plan and scale up our operations;

•	our expectations as to our product development programs, and;

•	general market, economic, environmental and social factors that may affect the evaluation, fitting, delivery and sale of our products to patients.

More information about these and other factors that potentially could affect our financial results is included in Myomo’s filings with the Securities and Exchange Commission, including those contained in the risk factors section of the Company’s annual report on Form 10-K, quarterly reports on Form 10-Q and other filings with the Commission. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. Although the forward-looking statements in this release of financial information are based on our beliefs, assumptions and expectations, taking into account all information currently available to us, we cannot guarantee future transactions, results, performance, achievements or outcomes. No assurance can be made to any investor by anyone that the expectations reflected in our forward-looking statements will be attained, or that deviations from them will not be material or adverse. The Company disclaims any obligation subsequently to revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Contacts:

For Myomo:

ir@myomo.com

Investor Relations:

Kim Sutton Golodetz

LHA Investor Relations

kgolodetz@lhai.com

212-838-3777

#    #    #